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            [THE NEW ENGLAND FINANCIAL ANNUITIES LOGO APPEARS HERE]

March, 2001

TO OWNERS OF ZENITH ACCUMULATOR VARIABLE ANNUITY CONTRACTS:

A Special Meeting of Shareholders of the Capital Growth Series (the "Series") of New England Zenith Fund (the "Trust") will be held on April 23, 2001. At the Shareholders Meeting, Metropolitan Life Insurance Company ("MetLife") will vote all shares of the Trust held in The New England Variable Account which are attributable to Zenith Accumulator Variable Annuity Contracts in accordance with instructions received from Contract Owners. You are now being asked how shares of the Trust deemed attributable to your Contract should be voted at the Shareholders Meeting. The record date is January 31, 2001. All Policy Owners with an investment in the Series as of that date will receive the enclosed Proxy Statement.

Enclosed you will find a copy of the Notice of Meeting and Proxy Statement relating to the Shareholders Meeting. After reviewing this material, please follow either (i) the enclosed Telephone Voting Instructions, (ii) the internet voting instructions available by logging onto www.proxyvoting.com/met, or (iii) complete and execute the Instruction Form and return it in the enclosed, postage-paid, self-addressed envelope. If you fail to give voting instructions, shares of the Trust deemed attributable to your Contract will be voted by MetLife in proportion to the voting instructions received from all other Zenith Accumulator Contract Owners.

  [THE NEW ENGLAND FINANCIAL LIFE INSURANCE COMPANY ADDRESS LOGO APPEARS HERE]

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ZAVA-I-CG